As filed with the Securities and Exchange Commission on July 31, 2007 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	1 Hayasur Street, Hasharon Industrial Park,		Not Applicable
(State or other jurisdiction of	Kadima, P.O.B. 5030, Israel	60920	(I.R.S. Employer
incorporation or organization)	(Address of Registrant's Principal Executive Offices)	(Zip Code)	Identification No.)

ELBIT VISION SYSTEMS LTD. EMPLOYEE SHARE OPTION PLAN (2003)
ELBIT VISION SYSTEMS LTD. EMPLOYEE SHARE OPTION PLAN (2006)
(Full title of the plan)

EVS US Inc.
319 Garlington Road, Suite B4
Greenville, SC 29615,
Tel: (864) 288-9777
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per share [2]	Proposed maximum aggregate offering price [2]	Amount of registration fee

Ordinary Shares, par
value NIS 1.00 each	314,000	0.2	62,800	1.93
Ordinary Shares, par
value NIS 1.00 each	600,000	0.5	300,000	9.21
Ordinary Shares, par
value NIS 1.00 each	120,000	0.28	33,600	1.03
Ordinary Shares, par
value NIS 1.00 each	30,000	0.35	10,500	0.32
Ordinary Shares, par
value NIS 1.00 each	30,000	0.37	11,100	0.34
Ordinary Shares, par
value NIS 1.00 each	60,000	0.4	24,000	0.74
Ordinary Shares, par
value NIS 1.00 each	266,000	0.68	180,880	5.55
Ordinary Shares, par
value NIS 1.00 each	652,500	0.78	508,950	15.62
Ordinary Shares, par
value NIS 1.00 each	625,000	0.75	468,750	14.39
Ordinary Shares, par
value NIS 1.00 each	595,000	0.8	476,000	14.61
Ordinary Shares, par
value NIS 1.00 each	20,000	0.83	16,600	0.51
Ordinary Shares, par
value NIS 1.00 each	234,000	0.85	198,900	6.11
Ordinary Shares, par
value NIS 1.00 each	44,000	1.2	52,800	1.62
Ordinary Shares, par
value NIS 1.00 each	750,000	1.25	937,500	28.78
Ordinary Shares, par
value NIS 1.00 each	1,320,000	0.29	382,800	11.75
Total	5,660,500			112.51

[1]	The number of ordinary shares, par value NIS 1.00 per share (Ordinary Shares), stated above consists of the aggregate number of shares which may be sold (i) upon the exercise of options which have been granted under the Elbit Vision Systems Ltd., Employee Share Option Plan (2003) (the “2003 Plan”) and under the Elbit Vision Systems Ltd., Employee Share Option Plan (2006) (the “2006 Plan” and together with the 2003 Plan, the “Plans”) and/or (ii) upon the exercise of options or issuances of awards which may hereafter be granted under the 2006 Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers, in addition to the number of shares stated above, such indeterminate number of shares as may become subject to options or otherwise issuable after the operation of certain anti-dilution and other provisions under the Plans as a result of the adjustment in accordance with any such anti-dilution and other provisions therein.

[2]	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of Ordinary Shares for which options and awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Ordinary Shares on The Nasdaq Global Market as of a date (July 26, 2007) within five days prior to filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by Elbit Vision Systems Ltd., with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information that we file with it. The following documents filed by by Elbit Vision Systems Ltd., an Israeli company (the “Registrant”) are incorporated by reference in this registration statement:

        (1) Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 (the “Annual Report”) filed on July 16, 2007, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        (2) The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A dated July 3, 1996, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

        The Israeli Companies Law- 1999, or Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the Company due to any breach of such Office Holder's duty of care towards the company in a "distribution" (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)	the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

š	a breach of his fiduciary duty, except to the extent described above;

š	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

š	an act or omission done with the intent to unlawfully realize personal gain; or

š	a fine or monetary settlement imposed upon him.

        Under the Companies Law, the term “office holder” includes a (i) director, (ii) general manager, (iii) chief business manager, (iv) deputy general manager, (v) vice general manager, (vi) any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title, (vii) another manager directly subordinate to the managing director and (viii) any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1	Specimen of Certificate for Ordinary Shares, incorporated by reference from our Registration Statement on Form F-1, registration number 333-03080.

4.2	Elbit Vision Systems Ltd. Share Option Plan (2003).

4.3	Elbit Vision Systems Ltd. Share Option Plan (2006).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent Deloitte Brightman Almagor, certified public accountants (Israel)

23.2	Consent of Kesselman & Kesselman, certified public accountants (Israel).

23.3	Consent of Ernst & Young, Hang Young, independent registered public accounting firm.

23.4	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

Item 9.    Undertakings

(A)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 31st day of July, 2007.

ELBIT VISION SYSTEMS LTD. By: /s/ David Gal —————————————— David Gal, CEO and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Chief Executive Officer and
/s/ David Gal	Chairman of the Board of	July 31, 2007
David Gal	Directors
(Principal Executive Officer)

/s/ Yaron Menashe	Chief Financial Officer	July 31, 2007
Yaron Menashe	(Principal Financial and
Accounting Officer)

/s/ Nir Alon	Director	July 31, 2007
Nir Alon

/s/ Linda Harnevo	Director	July 31, 2007
Linda Harnevo

/s/ Menashe Shohat	Director	July 31, 2007
Menashe Shohat

/s/ Yuval Berman	Independent Director	July 31, 2007
Yuval Berman

/s/ David Schwartz	Independent Director	July 31, 2007
David Schwartz

Exhibit Index

4.1	Specimen of Certificate for Ordinary Shares, incorporated by reference from our Registration Statement on Form F-1, registration number 333-03080.

4.2	Elbit Vision Systems Ltd. Employee Share Option Plan (2003).

4.3	Elbit Vision Systems Ltd. Employee Share Option Plan (2006).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Deloitte Brightman Almagor, certified public accountants (Israel).

23.2	Consent of Kesselman & Kesselman, certified public accountants (Israel).

23.3	Consent of Ernst & Young, Hang Young, independent registered public accounting firm.

23.4	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).